EX-99.77Q1 OTHER EXHIBITS

Exhibit 77(Q1) - Addendum to
Question 7C

Question 7.c
Addendum to Question 7.c on Form N-SAR

List the name of each series or
portfolio and give a consecutive
number to each series or portfolio
in excess of the 99 consecutive
series or portfolios permitted by
the form.

Series Number    Series Name
Is this the last filing for this
series? (Y or N)

117 AAM/HIMCO Global Enhanced
Dividend Fund N

Please refer to the AAM/HIMCO Global
Enhanced Dividend Fund semi-annual
report to shareholders dated December
31, 2017 to be filed on Form N-CSRS
for additional information
concerning the Fund.